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We have issued our report dated November 28, 2012 with respect to the consolidated financial statements included in the Annual Report of Sand Technology Inc. on Form 20-F/A#2 for the year ended July 31, 2012. We hereby consent to the incorporation by reference of said report in the Registration Statements of Sand Technology Inc. on Forms S-8 (File No. 333-08538, effective March 27, 1998 and File No. 333-07462, effective August 20, 1997) and Form F-3 (File No. 333-51014, effective August 18, 2000).

Montréal, Canada
March 29, 2013

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